ASSET PURCHASE AND SALE AGREEMENT

                                      among

                     IRON MOUNTAIN RECORDS MANAGEMENT, INC.
                                    as Buyer

                      MOHAWK BUSINESS RECORD STORAGE, INC.
                                    as Seller

                                       and

        Michael M. Rabin, Richard K. Ladin, Herman Ladin and Sidney Ladin
                            as stockholders of Seller



                             As of September 6, 1996



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                                TABLE OF CONTENTS



ARTICLE I............................................................1
        DEFINITIONS..................................................1


ARTICLE II...........................................................4
        SALE AND PURCHASE OF SUBJECT ASSETS..........................4


ARTICLE III..........................................................8
        REPRESENTATIONS AND WARRANTIES OF SELLER AND STOCKHOLDERS....8


ARTICLE IV..........................................................14
        REPRESENTATIONS AND WARRANTIES OF BUYER.....................14


ARTICLE V...........................................................15
        PRE-CLOSING AGREEMENTS......................................15


ARTICLE VI..........................................................18
        CONDITIONS PRECEDENT TO OBLIGATION OF BUYER TO CLOSE........18


ARTICLE VII.........................................................20
        CONDITIONS PRECEDENT TO OBLIGATION OF SELLER................20


ARTICLE VIII........................................................21
        THE CLOSING.................................................21


ARTICLE IX..........................................................22
        POST-CLOSING MATTERS........................................22


ARTICLE X...........................................................23
        TERMINATION.................................................23


ARTICLE XI..........................................................24
        INDEMNIFICATION.............................................24


ARTICLE XII.........................................................29
        MISCELLANEOUS PROVISIONS....................................29



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                                TABLE OF CONTENTS
                                    (cont'd.)


Schedule 1.10 A Principal Items of Owned Tangible Assets
Schedule 3.4  Authorizations
Schedule 3.5  Encumbrances
Schedule 3.6  Contracts
Schedule 3.8  Litigation; Claims
Schedule 3.9  Permits, Licenses
Schedule 3.10 List of Environmental Reports
Schedule 3.13 Benefit Plans
Schedule 3.15 Customers Terminating/Seeking Bids
Schedule 3.17 Employee Information
Schedule 3.22 Transactions with Interested Persons
Exhibit 6.3   Noncompetition and Confidentiality Agreement
Exhibit 6.4   Form of Lease
Exhibit 6.9   Opinion of Seller's Counsel
Exhibit 6.10  Seller's Shelving Plan
Exhibit 7.4   Opinion of Buyer's General Counsel


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                        ASSET PURCHASE AND SALE AGREEMENT


        THIS AGREEMENT ("Agreement") is made as of the 6th day of September, 1996 by and among Iron Mountain Records Management, Inc., a Delaware corporation ("Buyer"), Mohawk Business Record Storage, Inc., a Minnesota corporation ("Seller") and Michael M. Rabin, Richard K. Ladin, Herman Ladin and Sidney Ladin, individuals (each a "Stockholder" and collectively, the "Stockholders").

                                    RECITALS

        A. Seller is engaged in the business of providing records management and storage services and records destruction services in the metropolitan area of Minneapolis, Minnesota principally under the trade name "Mohawk Business Record Storage".

        B. Buyer desires to purchase, and Seller desires to sell, substantially all the assets of the Business (as hereinafter defined) on the terms and subject to the conditions contained in this Agreement.

        C. Stockholders join in this Agreement to confirm certain representations, warranties and agreements of Seller herein and to indemnify Buyer in connection with certain matters.

        In consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller, Stockholders and Buyer, intending to be legally bound, agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

For purposes of this Agreement, certain terms used in this Agreement and not otherwise defined herein shall have the meanings designated below:

Section 1.1 Agreement means all or any part of this Agreement, including schedules, exhibits, and appendices, as any of the foregoing may be amended, modified or supplemented in writing from time to time.

Section 1.2 Business means the paper and magnetic media records management and storage, electronic vaulting and records destruction businesses conducted by Seller in metropolitan Minneapolis, Minnesota under the trade name "Mohawk Business Record Storage".

Section 1.3 Closing means the occasion upon which the transactions contemplated by this Agreement are carried out by the delivery of documents, payment of funds and other actions contemplated herein, as described in Article VIII.



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Section 1.4 Closing Date shall be November 1, 1996, or such other date as the parties may agree.

Section 1.5 Effective Time means 12:00 a.m. in Minneapolis, Minnesota on the Closing Date.

Section 1.6 Encumbrances means any and all encumbrances, mortgages, security interests, liens, Taxes, claims, liabilities, options, commitments, charges, restrictions or other obligations of whatsoever kind, quantity or nature, whether accrued, absolute, contingent or otherwise, which affect title to the Subject Assets.

Section 1.7 Excluded Assets means (i) Seller's cash and cash equivalents and sums in checking and depository accounts, (ii) Stockholders' personal automobiles owned or leased by Seller (which are identified on a separate document delivered by Seller to Buyer), (iii) corporate records not relating to the Business, and (iv) refunds for taxes and insurance premiums.

Section 1.8 Knowledge or the phrases "to the knowledge of" or "to the best of Seller's knowledge", when used in reference to Seller, means (except as otherwise stated herein) matters actually known by Michael M. Rabin, Richard K. Ladin, Herman Ladin or Sidney Ladin after reasonable investigation.

Section 1.9 Leased Premises means the following buildings occupied by Seller in which the Business is operated:

        (i) 9715 James Avenue South, Minneapolis, Minnesota owned by Ladin Properties, an affiliate of Seller;

        (ii) 10951 Hampshire Street, Minneapolis, Minnesota, owned by Ladin Properties,;

        (iii) 9450 Bloomington Freeway, Minneapolis, Minnesota, owned by GRL Properties, an affiliate of Seller; and

        (iv) 9500 Bloomington Freeway, Minneapolis, Minnesota, owned by GRL Properties.

Section 1.10 Subject Assets means all of Seller's assets and properties of whatever kind, character and description, and whether tangible, intangible, real, personal or mixed, and wherever located, except for the Excluded Assets. The Subject Assets, which assets constitute all the assets, property and equipment owned by Seller or any subsidiary of Seller and regularly used in the Business (other than the Excluded Assets), include the following Tangible Assets and Interests:

        A. Tangible Assets means all tangible property used in the Business, such as inventory; computers, computer peripherals and maintenance manuals; word processors; typewriters and other business machines; automobiles, trucks and other vehicles; warehouse equipment; lifts; pallet jacks; racking and shelving; shredders, balers and other equipment used in the destruction processing business; furniture, furnishings, and office equipment; and supplies. Principal items of Tangible Assets, including vehicles, are listed on Schedule 1.10A.

        B. Interests means all intangible property used in the Business to the extent assignable, including rights, privileges, benefits and interests under all contracts, agreements, consents, licenses and



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files and correspondence related thereto; computer software used or useful in the Business (including software licensed to Seller by Vault Star and Data
Flex); permits or certificates of occupancy; agreements, leases and arrangements with respect to intangible or tangible property or interests therein; confidentiality and non-competition agreements with employees, whether oral or written; consents; agreements with suppliers and customers; deposits held by contract parties, including any lease deposits; rights to refunds (other than refunds which are Excluded Assets); prepaid expenses; accounts receivable; equity interests held by Seller in any business entity in any form of records management business; Seller's rights in and to the trade name "Mohawk Business Record Storage"; all financial and operating records related to the Business; and any sales agent or sales affiliate agreements used in connection with the Business.

        Buyer acknowledges that where an Interest is represented by a contract right, Buyer's failure to assume such contract may mean that the Interest associated therewith will not be available to Buyer.

Section 1.11 Taxes means any and all taxes, sums or amounts assessed or assessable, levied and due by any federal, state or county or other local governmental authority or agency, including without limitation, real and personal property taxes, income taxes, whether measured by gross or net income or profit, franchise, excise, sales and use taxes, employee withholding, social security, unemployment taxes and any other taxes required to be paid by Seller, including interest and penalties in respect thereof whether disputed or not, and whether accrued, contingent, due, absolute, deferred, unknown or other, together with any and all penalties, interests and additions to all such taxes, sums or amounts.



                     (ARTICLE II COMMENCES ON THE NEXT PAGE)


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                                   ARTICLE II
                      SALE AND PURCHASE OF SUBJECT ASSETS

Section 2.1     Sale and Transfer.

        A. The Sale. Subject to the terms and conditions set forth in this Agreement, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and receive from Seller, at the Closing, free and clear of all Encumbrances, all of the Subject Assets.

Section 2.2     Purchase Price; Assumption of Certain Obligations.

        A. Purchase Price. The Purchase Price to be paid by Buyer for all the Subject Assets shall be Twenty Million Two Hundred Twelve Thousand Five Hundred Dollars ($20,212,500) (the "Initial Payment"), plus two contingent payments in the maximum amount of Two Million Dollars ($2,000,000) each (the "Contingent Payments"), payable under the circumstances described in Section 2.2.C. The aggregate of the Initial Payment and the Contingent Payments, adjusted as provided in Sections 2.2.E, is hereinafter referred to as the "Purchase Price", and shall be paid in United States currency.

        B. Payment of Purchase Price. The Initial Payment shall be payable to Seller at the Closing by wire transfer of immediately available funds to such account as Seller shall designate in writing not less than two business days prior to the Closing Date.

        C. Contingent Payments. The two Contingent Payments shall be payable by Purchaser, if at all, as follows:

                (i) The 1997 Contingent Payment shall be payable on February 28, 1998 if Eligible Revenues (as hereinafter defined) during calendar year 1997 ("1997 Eligible Revenues") are at least $8,731,000; no 1997 Contingent Payment shall be payable if 1997 Eligible Revenues are less than $8,731,000. If 1997 Eligible Revenues are $8,731,000, the 1997 Contingent Payment shall be One Dollar ($1.00); and if 1997 Eligible Revenues are at least $9,582,000, the 1997 Contingent Payment shall be Two Million Dollars. If 1997 Eligible Revenues are greater than $8,731,000 but less than $9,582,000, the 1997 Contingent Payment shall be $1.00 plus $2.35 for each dollar of 1997 Eligible Revenues in excess of $8,731,000. In no event shall the 1997 Contingent Payment exceed $2,000,000.

                (ii) The 1998 Contingent Payment shall be payable on February 28, 1999 if Eligible Revenues during calendar year 1998 ("1998 Eligible Revenues") are at least $9,604,000; no Contingent Payment shall be payable if 1998 Eligible Revenues are less than $9,604,000. If 1998 Eligible Revenues are $9,604,000, the 1998 Contingent Payment shall be One Dollar ($1.00); and if 1998 Eligible Revenues are at least $10,540,00, the 1998 Contingent Payment shall be Two Million Dollars ($2,000,000). If 1998 Eligible Revenues are greater than $9,604,000, but less than $10,540,000, the 1998 Contingent Payment shall be $1.00 plus $2.14 for each dollar of 1998 Eligible Revenues in excess of $9,604,000. The 1998 Contingent Payment shall not exceed $2,000,000; provided, that if Seller earned only a portion of the maximum 1997 Contingent Payment, but earns the maximum 1998 Contingent Payment, Buyer shall pay Seller the unpaid portion of the maximum 1997 Contingent Payment on January 31, 1999.


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                (iii) For purposes of this section, "Eligible Revenues" means revenues of the Business from storage and service of records, but excluding revenues derived from destructions and sales of recyclable materials. Eligible Revenues shall be determined using accounting practices and policies consistent with those used by Seller to determine such revenues in 1996 prior to the Closing. Eligible Revenues shall not include revenues from customers of any other records management service provider in the Minneapolis area acquired by Buyer.

                (iv) Seller (or, in the event Seller has been dissolved, one of the Stockholders appointed by the other Stockholders) or its representative shall have the right to examine the books and records of Buyer to audit the determination of Eligible Revenues reported by Buyer in respect of 1997 and 1998. Such examination in respect of each year shall be commenced not later than the June 30 next following the date upon which a Contingent is paid or to be paid, and shall be conducted during normal business hours upon reasonable notice to Buyer. Buyer shall give Seller reasonable access to its relevant books and records for purposes of such examination. Any such examination shall be conducted in such a manner as not to interfere unreasonably with the business or operations of Buyer and shall be completed within 90 days of its commencement, and any information provided to Seller during such examination shall be subject to Section 5.2 hereof. Any dispute arising from such examination shall be settled by arbitration in accordance with Section 11.5.

        D. Limited Assumption of Contracts and Obligations. Buyer shall assume no obligations or liabilities of Seller other than the following. Buyer shall assume and perform:

                (i) all obligations of Seller arising or accruing after the Effective Time in respect of Seller's contracts, agreements and arrangements with its customers providing for storage of business records at customary rates;

                (ii) Seller's obligations under the equipment leases listed on
Schedule 3.5 which relate or are properly accruable to periods after the Effective Time; and.

                (iii) If and to the extent Buyer employs Seller's employees, Buyer shall assume Seller's obligations under employment agreements, provided that Seller has disclosed to Buyer all such employment agreements, and further provided that Buyer shall have the right to negotiate with Seller's former employees to amend any such employment terms or, if no agreement can be reached, terminate the employment of any such employees.

        E. Seller to Pay Pre-Closing Expenses; Purchase Price Adjustments.

                (i) Seller shall be responsible for and pay when due all costs and expenses of operating the Business accrued or accruable prior to the Effective Time.

                (ii) With respect to ongoing expenses the billing period for which extends across the Closing Date, Buyer and Seller shall make Closing Date adjustments to the Purchase Price so that Seller bears the costs of operating the Business properly accruable under generally accepted accounting principles ("GAAP") in respect of the period prior to the Closing Date and Buyer bears the cost thereof properly accruable under GAAP in respect of the period commencing on the Closing Date and thereafter.


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                (iii) Buyer shall receive a credit against the Purchase Price for storage and services to be performed after the Closing Date for which Seller has received payment prior to the Closing Date.

                (iv) The Purchase Price shall be increased by an amount equal to the sum of all advances made by Seller prior to the Closing which have not been reimbursed to Seller as of that date. For purposes of this section, "advances" shall mean any amounts paid by Seller for the benefit of or on behalf of a customer which, in the ordinary course, is reimbursable to Seller by such customer (for example, freight or delivery charges). Seller shall prepare and deliver to Buyer at or prior to Closing a list of all advances outstanding as of that date together with such documentation as is necessary to collect reimbursement therefor from the relevant customer.

                (v) In the event that Seller's accounts receivable as of the Closing Date (excluding customary levels of doubtful accounts) aggregate less than $700,000, the Purchase Price shall be reduced by the shortfall between such amount and the actual amount as of the Closing Date; provided, that Seller's account receivables from National Records Center Consortium ("NRCC") shall in no event be deemed a doubtful account even if NRCC should take the position it refuses to pay such amount.

Section 2.3 Allocation. The Purchase Price shall be allocated among the Subject Assets as set forth on Schedule 2.3, and the parties shall report the transactions contemplated hereby in a manner consistent with such allocation for tax purposes.

Section 2.4 Seller's Employees. Buyer intends to offer employment to all of Seller's employees; provided that Buyer shall not be obligated to offer employment to any employee of Seller in connection with the acquisition of the Subject Assets, and such acquisition shall not grant any employee of Seller a right of continued employment with Buyer. Any of Seller's employees offered employment by Buyer shall be employed on substantially the same terms as their employment with Seller. For a period of one year after the Closing Date, Seller shall not offer conflicting employment to any person who accepts employment with Buyer.

Section 2.5 Post-Closing Adjustment Date. Buyer and Seller shall make all proration adjustments and payments arising under Sections 2.2E, to the extent known, on the Closing Date. On January 15, 1997, Buyer and Seller shall make any additional net adjustment by payment of one to the other to effect a final adjustment in the Purchase Price. If any adjustments are at that date not determined, Buyer and Seller shall agree in a writing as to the date and method of settlement of such undetermined amounts.

Section 2.6     Escrow Agreement.

                (a) On or prior to the date of this Agreement, Buyer and Seller have executed an Escrow Agreement with the law firm of Siegel, Brill, Greupner & Duffy, P. A., Minneapolis, Minnesota, as escrow agent (the "Escrow Agent"). Within one business day after this Agreement has been executed, Buyer shall deliver to the Escrow Agent the sum of One Million Dollars (the "Escrow Deposit") to be held in escrow pursuant to the terms hereof.

                (b) In the event Buyer fails to close the transactions contemplated by this Agreement after public disclosure of this transaction (whether by inclusion of information concerning



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this transaction in the Registration Statement described in Section 5.2(b), publication with respect to any filing in respect of this transaction under the HSR Act (as hereinafter defined) in the Federal register, or otherwise) on or before the Closing Date, for any reason other than (i) Seller's inability or refusal to deliver title to the Subject Assets free and clear of Encumbrances,
(ii) Seller's inability or refusal to deliver evidence that the transactions were properly authorized by Seller, (iii) the failure or refusal of the landlords to execute and deliver under the leases described in Section 6.4, or
(iv) the failure or refusal of one or more persons to execute the Noncompetition and Confidentiality Agreements described in Section 6.3, the Escrow Agent shall pay the Escrow Deposit, together with interest earned thereon, to Seller as liquidated damages. Except as provided in the preceding sentence, Buyer waives any and all of the conditions precedent to its obligation to close, whether set forth in Article VI or otherwise, the satisfaction of which is required prior to Seller's right to receive the Escrow Deposit; and payment of the Escrow Deposit shall be made hereunder without regard to Buyer's termination of, or right to terminate, this Agreement. Notwithstanding the foregoing, in the event that Buyer has not received notification of clearance under the HSR Act by November 1, 1996, Buyer may elect by written notice to Seller to extend the Closing Date to December 1, 1996, and in such event the Escrow Deposit shall continue to be held in escrow pursuant to the terms hereof until the earlier of the Closing or such date.

                (c) It is agreed and understood that the Escrow Deposit is intended to compensate Seller for any damages which it may sustain as a result of Buyer's public disclosure of this transaction, as provided in 2.6(b) above, without regard to whether there are demonstrable damages. The right of Seller to retain the Escrow Deposit hereunder is independent of and in addition to such rights and remedies as Seller may have at law or in equity or otherwise for Buyer's failure or refusal to close the transactions contemplated by this Agreement, none of which rights or remedies shall be affected or diminished hereby; provided that Seller shall not be entitled to damages in excess of the Escrow Deposit unless Seller shall have satisfied, or shall have been in a position to satisfy, all of the conditions to Buyer's obligations to close in
Article VI on or prior to the Closing Date.



                    (ARTICLE III COMMENCES ON THE NEXT PAGE)


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                                  ARTICLE III
           REPRESENTATIONS AND WARRANTIES OF SELLER AND STOCKHOLDERS

Seller and Stockholders jointly and severally represent and warrant to Buyer as follows as of the date hereof:

Section 3.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and has all requisite corporate power and authority to own, operate, sell and lease its properties and to carry on its business as presently conducted. Seller has all requisite corporate power and authority to execute and deliver, and perform its obligations under, this Agreement. Seller is not required by the nature or location of the Subject Assets to be qualified to do business as a foreign corporation in any jurisdiction where failure to so qualify would have a material adverse impact on the Business.

Section 3.2 Authorization. The execution and delivery of this Agreement and performance by Seller of its obligations hereunder, and all transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action. This Agreement has been, and the other agreements and documents required to be delivered by Seller, in accordance with the provisions hereof (the "Seller's Documents") will be, duly executed and delivered on behalf of Seller, by duly authorized officers of Seller; and this Agreement constitutes, and the Seller's Documents when executed and delivered will constitute, the valid and binding obligations of Seller, enforceable in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws from time to time in effect affecting creditor's rights generally and by legal and equitable limitations on the availability of specific remedies.

Section 3.3 Compliance With Other Instruments. Neither the execution and delivery by Seller of this Agreement and the Seller's Documents, nor the consummation by Seller of the transactions contemplated hereby and thereby, will, with or without the giving of notice or passage of time, or both, be contrary to or violate, breach, or constitute a default under, or permit the termination or acceleration of maturity of, or result in the imposition of any lien, claim or encumbrance upon any property or asset of Seller pursuant to any provision of, any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness or lease agreement, other agreement or instrument or any judgment, order, injunction or decree by which Seller is bound, to which either is a party, or to which the assets of Seller is subject and which will continue in force after the Closing; nor is the effectiveness or enforceability of this Agreement or such other documents adversely affected by any provision of the corporate charter or by-laws of Seller.

Section 3.4 No Governmental or Other Authorization Required. No authorization or approval of, or filing with, any governmental agency, authority or other body or any other third persons will be required in connection with Seller's execution and delivery of this Agreement or the consummation by either of the transactions contemplated hereby and thereby other than (i) as required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) as set forth in Schedule 3.4, (iii) the consent of any customers pursuant to their contracts, (iv) the consent of any suppliers of goods or services to Seller whose contracts with Seller are assumed by Buyer, and (v) the consent of the directors and stockholders of Seller (which have previously been obtained)..

Section 3.5 Title to Subject Assets; Sufficiency. Seller has, or at Closing will have, good and marketable title to all the Subject Assets, free and clear of all Encumbrances except as set forth on



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Schedule 3.5, which Schedule identifies leases for vehicles and equipment as well as Encumbrances. Seller is not a party to, nor are the Subject Assets subject to, any judgment, judicial order, writ, injunction or decree that materially adversely affects the Subject Assets or the use thereof by Seller. The Subject Assets (other than the Excluded Assets) include all assets regularly used by Seller in the operation of the Business.

Section 3.6     Contracts and Other Interests.

                (a) Except as disclosed on Schedule 3.6, Part A, all material contracts (including all customer contracts) are in full force and effect, valid and enforceable in accordance with their respective terms against Seller and, to Seller's knowledge, against the other parties thereto, and there are no existing defaults of Seller or events of default that, with the giving of notice or lapse of time, or both, would constitute defaults of Seller under any material contracts, nor are material amendments pending with respect to any material contracts.

                (b) Except as set forth on Schedule 3.6, Part B, all of Seller's customers have executed storage and service agreements with Seller pursuant to which Seller's liability in the event of the loss or destruction of, or damage to, stored material is limited to $2.00 per carton or other storage unit.

                (c) Schedule 3.6, Part C lists Seller's ten largest paper customers and ten largest magnetic media customers (measured by storage revenue during the six-month period ended March 31, 1996). Seller has delivered a copy or its contract with each such customer to Buyer.

                (d) Seller has no oral agreements with customers which require Seller to provide storage or services at no charge or at rates significantly below the average rates for such services set forth in Seller's written customer contracts, except for immaterial discounts and/or free services provided as incentives to certain accounts.

Section 3.7 Taxes. Seller has filed all federal, state and local income tax returns, and Seller has filed all excise or franchise tax returns, real estate and personal property tax returns, sales and use tax returns and other tax returns (including returns in respect of withholding and unemployment tax), required to be filed by it and has paid all taxes owing by it, including any interest and penalties thereon, except taxes which have not yet accrued or otherwise become due for which adequate provision has been made.

Section 3.8 Litigation; Claims; Defaults. Except as set forth in Schedule 3.8, Seller has not been served with any currently effective summons or complaint and there is no action or suit, equitable or legal, to which Seller is a party, nor any administrative, arbitration or other proceeding pending or, to Seller's knowledge, threatened against Seller in respect of the Subject Assets or the Business. Except as set forth on Schedule 3.8, during the past six months Seller has not received any material written assertions from customers of the Business to the effect that their materials stored with Seller have been lost, damaged or inappropriately destroyed or that such customers are being billed inaccurately for storage of materials or records. Seller is not in default with respect to any currently effective judgment, order, writ, injunction, decree, demand or assessment issued by any court or of any federal, state, municipal or other governmental agency, board, commission, bureau, instrumentality or department and applicable to Seller. Seller is not charged or to Seller's knowledge (without investigation other than inquiry of employees of Seller whose responsibilities place them in a position to be aware of such matters) threatened with or under investigation with respect to, any violation of any provision of any federal, state, municipal or other law or administrative rule or regulation with respect to the Subject Assets or the Business.

Section 3.9 Compliance with Laws. Seller has complied, and through the Closing will continue to comply, in all material respects with federal, state and local laws, rules and regulations applicable to the Business and the Subject Assets. Seller possesses such certificates, authorities or permits issued by the appropriate local, state or federal regulatory agencies or bodies as are necessary to conduct the Business in all material respects, all of which are listed on Schedule 3.9; and Seller has not received any written notice of proceedings relating to the revocation or modification of any such certificate, authority or permit. Seller shall not be liable, however, for any assertion by governmental authorities that the transfer of the Subject Assets pursuant to this Agreement gives rise to a right on the part of governmental authorities to apply regulations or ordinances to the Subject Assets which were previously not applicable because the relevant regulation or ordinance was adopted after the Subject Asset was constructed or acquired.

Section 3.10 Certain Environmental Matters. Seller is operating and has operated the Business in the Leased Premises in material compliance with all applicable local, state and federal environmental laws, regulations and ordinances, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss.ss.9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss.6901 et seq., the Clean Water Act, 33 U.S.C. ss.ss.1251 et seq., and the environmental laws and regulations of the State of Minnesota as such statute or regulation has been amended from time to time ("Environmental Laws and Regulations"). Seller has not knowingly accepted for storage, and to the best of its knowledge does not store, any nitrate film or any hazardous substance or hazardous material in the Leased Premises except for de minimis amounts used in the ordinary course of business. Seller has never knowingly caused the release from the Leased Premises of an amount of any hazardous substance or hazardous material into the environment which release would constitute a material violation of any Environmental Laws and Regulations. For purposes of this paragraph, "hazardous substance", "release" and "environment" shall have the same meanings as those terms are defined by Section 101 of CERCLA, 42 U.S.C. ss.9601, and "hazardous material" shall have the same meaning as those terms are defined by Environmental Laws and Regulations. Seller does not own, lease, rent or otherwise utilize any underground storage tanks in connection with the Business, and, to the best of Seller's knowledge, there are no waste tanks, containers, cylinders, drums or cans buried, stored or deposited in or at the Leased Premises. To the best of Seller's knowledge (without having conducted an investigation), the Leased Premises do not contain (i) any asbestos, (ii) any polychlorinated biphenyl
(PCB) substances or (iii) any waste petroleum products. Seller has delivered to Buyer copies of all environmental surveys in Seller's possession related to the Leased Premises, all of which are identified in Schedule 3.10.

Section 3.11 No Inconsistent Agreements. Seller has not entered into any letter of intent, preliminary agreement or other agreement, written or oral, with any other party which would be inconsistent with the terms of this Agreement.

Section 3.12 Financial Statements. Seller has previously delivered to Buyer Seller's annual income and expense statement and balance sheet for the years ended December 31, 1995 and 1994 and for the six months ended June 30, 1996 (the "Financial Statements"). The Financial Statements are true, correct and complete in all material respects for the periods covered and fairly present the results of operation of the Business for the periods covered. The Financial Statements for the years ended

December 31, 1995 and 1994 were prepared pursuant to GAAP; the Financial Statements for the six months ended June 30, 1996 were prepared on a basis consistent with the Financial Statements for the year ended December 31, 1995, except for accruals normally performed at year-end, such as bonuses and profit-sharing, and other customary year-end adjustments and other adjustments required by GAAP.

Section 3.13 ERISA Plans. Schedule 3.13 lists the Employee Pension Benefit Plans or Employee Welfare Benefit Plans, as each term is defined in the Employee Retirement Income Security Act of 1974, maintained by Seller for the employees of the Business.

Section 3.14 Condition of Subject Assets. All the material tangible Subject Assets are at present, and will be as of the Closing Date, in good operating condition, normal wear and tear excepted, and, Seller has not received written notice of any violation of the Occupational Safety and Health Act with respect thereto, or rules and regulations issued thereunder.

Section 3.15 Absence of Certain Changes. Except as disclosed on Schedule 3.15, since January 1, 1996, none of Seller's customers whose business averaged in excess of $1,000 per month for the six months ending June 30, 1996 has terminated or indicated in writing (or, to the best of Seller's knowledge, orally) an intention to terminate its business with, or reduce the volume of its business with, Seller. Except as otherwise stated in Schedule 3.15, to Seller's knowledge (without investigation other than inquiry of employees of Seller whose responsibilities place them in a position to be aware of such matters), Seller has no customers whose storage business is or has within 90 days prior to the date of this Agreement been the subject of competitive bidding procedures.

Section 3.16 No Material Undisclosed Liabilities. Except as described in this Agreement or reflected in the Financial Statements, there is no liability or obligation of Seller related to the operation of the Business, whether accrued, absolute or contingent, other than liabilities and obligations that have been incurred in the ordinary course of business consistent with past practice since June 30, 1996 and are not material in the aggregate to the Business.

Section 3.17 Personnel Information. Schedule 3.17 lists the names of all full- and part-time employees of Seller (or leased employees utilized by Seller) who perform services for the Business and sets forth a brief job description or title and compensation for each such person. Schedule 3.17 also sets forth a list of all written and oral employment and noncompetition agreements with Seller's employees employed in the Business.

Section 3.18 Patents, Trademarks, Etc. Except for the trade names "Mohawk Business Records Storage", which is an unregistered trade name used by Seller, Seller has no trademarks, service marks, trade names, copyrights, computer programs or programs rights, patents, licenses or other similar intangible property rights and interests which it uses in connection with the Business.

Section 3.19 Labor Relations. During the past three years there has not been, and there is not now, any strike, labor dispute, slow down, stoppage, or other material interference with or impairment by labor of the business of Seller pending or, to the knowledge of Seller (without investigation), threatened or contemplated against or directly affecting the Business. Seller's employees are not represented by any labor or trade union, nor, to the knowledge of Seller, has there been any attempt to organize Seller's employees during the two-year period prior to the date hereof.

Section 3.20 Insurance. There is in force comprehensive general liability and casualty insurance for the Subject Assets and the Business which, in the reasonable opinion of Seller, is appropriate and adequate coverage for such assets and operations.

Section 3.21 Trade Secrets and Customer Lists. Seller has received no written claims challenging its right to use any trade secrets, customer lists, intellectual property and operating methods required for or incident to the operation of the Business. To the best of its knowledge (without investigation), Seller is not using or in any way making use of any confidential information or trade secrets of any third party, including without limitation, a former employer of any present or past employee or Seller.

Section 3.22 Transactions with Interested Persons. Except as set forth on
Schedule 3.22, Seller is not an affiliate of any customer, competitor or supplier of the Business, or any organization which has a material contract or arrangement with the Business.

Section 3.23 Records Services and Storage. Substantially all items received and stored by Seller on behalf of customers (singly or in the aggregate) are held in storage by Seller and are locatable and accessible without extraordinary effort except for items withdrawn or destroyed at the respective customer's request. The stored items for which customers are billed exist and, in all material respects, can be accounted for.

Section 3.24 Filing; Destructions, Etc. Seller has shelved or refiled all records received for filing or refiling more than five business days prior to the date hereof. Seller has completed all destructions and other inventory and special-service projects for which Seller has received payment.

Section 3.25 Business in Ordinary Course. From June 30, 1996 until the date hereof, the Business has been conducted in the ordinary course in accordance with past practice. Without limiting the generality of the foregoing, Seller has not, since June 30, 1996

                      (i) mortgaged or pledged any of its property or assets;

                      (ii) sold, assigned, transferred or waived rights with respect to any material part of the Subject Assets (except in the ordinary course of business);

                      (iii) entered into or adopted any employee benefit plan or any employment or severance agreement, or increased in any manner the compensation or fringe benefits of its officers or employees (except in the ordinary course of business and consistent with past practice or pursuant to pre-existing agreements or as required by law);

                      (iv) changed its billing, accounts payable, collections or other cash management practices; or

                      (v) agreed to take any of the foregoing actions.

Section 3.26 No Material Adverse Change. There has been no material adverse change in the Subject Assets (including, without limitation, loss of or damage to a material amount or part of the Subject Assets) or the results of operation (including operating cash flow), other than possible industry-wide changes, as to which Seller makes no representation, between June 30, 1996 and the date hereof;

provided that Seller makes no representation that Seller's NRCC contracts will not be terminated or cancelled prior to the Closing Date.



                     (ARTICLE IV COMMENCES ON THE NEXT PAGE)

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer possesses all requisite corporate power and authority to own, operate and lease its properties and carry on its business, and to execute and deliver, and perform its obligations under, this Agreement.

Section 4.2 Authorization. The execution and delivery of this Agreement and performance by Buyer of its obligations hereunder, and all transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action. This Agreement has been, and the other agreements and documents required to be delivered by Buyer in accordance with the provisions hereof (the "Buyer's Documents") will be, duly executed and delivered on behalf of Buyer by duly authorized officers of Buyer; and this Agreement constitutes, and Buyer's Documents when executed and delivered will constitute, the valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws from time to time in effect affecting creditor's rights generally and by legal and equitable limitations on the availability of specific remedies.

Section 4.3 Compliance with Other Instruments. Neither the execution and delivery by Buyer of this Agreement and the Buyer's Documents, nor the consummation by Buyer of the transactions contemplated hereby and thereby, will, with or without the giving of notice or passage of time, or both, be contrary to or violate, breach, or constitute a default under, or permit the termination or acceleration of maturity of, or result in the imposition of any lien, claim or encumbrance on any property or asset of Buyer pursuant to any provision of, any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness or lease agreement, other agreement or instrument or any judgment, order, injunction or decree by which Buyer is bound, to which Buyer is a party, or to which the assets of Buyer are subject; nor is the effectiveness or enforceability of this Agreement or such other documents adversely affected by any provision of the certificate of incorporation or by-laws of Buyer.

Section 4.4 Litigation. There is no action, suit or proceeding pending or, to the knowledge of Buyer, threatened against Buyer which might interfere with its ability to consummate the transactions contemplated hereunder.

Section 4.5 No Governmental or Other Authorization Required. Except as required by the HSR Act, no authorization or approval of, or filing with, any governmental agency, authority or other body or any other third persons will be required in connection with Buyer's execution and delivery of this Agreement and Buyer's Documents or its consummation of the transactions contemplated hereby and thereby.

Section 4.6 Funding for Transaction. Buyer has, or will have prior to the Closing Date, sufficient funds available to it, either from the proceeds of the sale of Senior Subordinated Notes pursuant to the Registration Statement (as defined in Section 5.2(d) or an amendment to its current Credit Agreement, to carry out the transactions contemplated by this Agreement.

                     (ARTICLE V COMMENCES ON THE NEXT PAGE)

                                   ARTICLE V
                             PRE-CLOSING AGREEMENTS

Section 5.1 Access to Information and Facilities. Seller shall afford Buyer and its representatives full access during normal business hours to all facilities, properties, books, accounts, records, contracts and documents of or relating to the Business in Seller's possession or control, subject to reasonable requirements that Buyer not interfere with the operations and activity of the Business. Buyer shall conduct its examinations off Seller's premises unless Seller agrees otherwise.

Section 5.2     Confidentiality.

                (a) Seller and Buyer shall not use or disclose to others, or permit the use or disclosure of, any and all non-public information furnished by each to the other (including confidential information transmitted by each to its representatives, accountants, counsel, advisors or bankers) in the course of negotiations relating to this Agreement and the business and financial reviews and investigations referred to in this Agreement, except to their respective officers, directors, employees and representatives who need to know such information in connection with this Agreement or except to the extent that any such information may become generally available to the public other than through the actions of the parties or any other person under a duty of confidentiality. Such obligation of confidentiality extends to the additional financial statements described in Section 5.3.

                (b) Notwithstanding the foregoing, (i) Buyer's parent, Iron Mountain Incorporated ("IMI"), shall have the right to include disclosure regarding the transactions contemplated by this Agreement in amendments to the Registration Statement on Form S-1 (Registration No. 333-10359) which IMI has filed with the Securities and Exchange Commission in respect of Senior Subordinated Notes (as amended from time to time, the "Registration Statement") and in any other registration statement, filing or other report which IMI, Buyer or any of their respective affiliates files with the Securities and Exchange Commission or the National Association of Securities Dealers, including in each case any financial and other information concerning Seller and the transactions contemplated hereby required in connection therewith; (ii) disclosure of such information may be made to the extent required by judicial or regulatory process, and reviews by financial institutions which are lenders to either party; and (iii) such information may be used to the extent necessary as evidence in or in connection with any pending or threatened litigation relating to this Agreement or any transaction contemplated hereby.

                (c) In the event that the sale contemplated by this Agreement is not consummated for any reason, each party agrees to return to the other party all materials containing nonpublic information provided by the other immediately on request. The confidentiality obligation set forth in this Section 5.2 shall survive termination of this Agreement.

                (d) Each party agrees that the confidential information of the other party is unique and that its release or misuse in contravention of the terms of this Agreement may not be compensable in monetary damages and that the non-breaching party shall be entitled to seek appropriate injunctive relief therefor. In connection therewith the parties waive the claim or defense that an adequate remedy exists at law or that a bond is necessary.

Section 5.3 Additional Financial Statements. In the event that IMI, Buyer or any of their respective affiliates is required by any law (including securities laws), statute or regulation to file or disclose financial information (including filings related to the registration of securities of IMI, Buyer or any of their respective affiliates) related to the Business which is in addition to information prepared by Seller and previously delivered to Buyer, Seller shall make available to Buyer any relevant information related to the Business or the Subject Assets not previously delivered to Buyer and otherwise cooperate with Buyer, at Buyer's expense, in preparing such information. If requested by Buyer, Seller shall use commercially reasonable efforts to obtain Seller's auditors' consent to Buyer's use of financial statements which they have audited, or shall consent to Seller's auditors' preparing required audits for Buyer; and Buyer shall have the right to file and disclose such information as required by any such law, statute or regulation, including, without limitation, as contemplated by Section 5.2(b) hereof.

Section 5.4 Communications to Seller's Employees. Buyer and Seller shall mutually agree on the timing and content of a program of communications to employees and customers of the Business in respect of the transactions contemplated hereby; provided that Seller may elect to inform its employees of the pending transaction if it determines such disclosure is necessary or desirable.

Section 5.5 Continued Efforts. Seller shall use commercially reasonable efforts to (a) cause to be fulfilled and satisfied all of the conditions to the Closing which are the responsibility of Seller; (b) cause to be performed all of the matters required upon the Closing which are the responsibility of Seller; and
(c) take such steps and do such acts as may be necessary to make all of its warranties and representations true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

Buyer shall use commercially reasonable efforts to (a) cause to be fulfilled and satisfied all of the conditions to the Closing which are the responsibility of Buyer; (b) cause to be performed all of the matters required upon the Closing which are the responsibility of Buyer; and (c) take such steps and do such acts as may be necessary to make all of its warranties and representations true and correct as of the Closing with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

Section 5.6 Operation of Business Prior to Closing. From the date hereof until the Closing Date, Seller shall conduct the Business in the ordinary course consistent with past practice, and shall use its commercially reasonable efforts to maintain and service the Business, to keep available the services of present employees and agents and to maintain existing business relationships. Without limiting the generality of the foregoing, Seller shall not take any of the actions described in clauses (i) through (v) of Section 3.25.

Section 5.7 HSR Act Filing. Prior to the date hereof, Buyer and Seller have each filed a Notification and Report Form with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act; each shall file any related materials that it may be required to file, shall use its commercially reasonable best efforts to obtain an early termination of the applicable waiting period, and shall make any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith.

Section 5.8 New Building. Seller has advised Buyer that Seller anticipates all four of its present buildings which constitute the Leased Premises to be filled to capacity by December 31, 1996, and that, in order to plan for its expansion requirements efficiently, Seller may select an additional warehouse facility on or prior to the Closing. Seller will consult with Buyer in connection with the leasing of an additional facility, and will not enter a lease for a new facility without Buyer's prior written consent

(which will not be unreasonably withheld or delayed). Any new building lease will provide for the assignment and assumption of such lease by Buyer at Closing, but Buyer shall not be required to assume any lease that it has not previously approved in writing. At the Closing, Buyer shall reimburse Seller for all tenant improvement expenditures Seller has made in respect of the new building (provided Buyer has reviewed and approved the budget therefor)..






                     (ARTICLE VI COMMENCES ON THE NEXT PAGE)

                                   ARTICLE VI
              CONDITIONS PRECEDENT TO OBLIGATION OF BUYER TO CLOSE

The obligation of Buyer to purchase the Subject Assets and carry out the other transactions contemplated hereby are, unless waived in writing by Buyer, subject to the satisfaction, on the Closing Date, of the following conditions:

Section 6.1 Accuracy of Representations and Performance of Seller. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made on and as of such date, except to the extent that such representations and warranties are updated pursuant to updated Schedules provided by Seller or shall be incorrect as of the Closing Date because of events or changes occurring in the ordinary course of business of Seller or as otherwise permitted by this Agreement, none of which, singly or in the aggregate, constitutes a material adverse change; each and all of the conditions and covenants to be performed or satisfied by Seller hereunder at or prior to the Closing Date shall have been duly performed or satisfied in all material respects; and Seller shall have furnished Buyer with a certificate to that effect.

Section 6.2 Absence of Certain Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened in writing or pending before any court or governmental or regulatory official or agency, in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby (provided that any such suit, action or other proceeding which would not have a material effect on the transactions contemplated hereby shall not constitute a failure to satisfy this condition), and no investigation that might result in any such suit, action or proceeding shall be pending.

Section 6.3 Noncompetition and Nondisclosure Agreement. Seller, Michael M. Rabin, Richard K. Ladin, Sidney Ladin and Herman Ladin shall have each executed and delivered a Noncompetition and Confidentiality Agreement in the form of
Exhibit 6.3.

Section 6.4 Leases. Buyer shall have entered into leases for the following buildings:

                (a) 9715 James Avenue South, Minneapolis, Minnesota, and 10951 Hampshire Street, Minneapolis, Minnesota, both owned by Ladin Properties, for which the aggregate monthly base rent will be $42,382 per month for the first five years after the Closing Date; and

                (b) 9450 and 9500 Bloomington Freeway, Minneapolis, Minnesota, both owned by GRL Properties, for which the aggregate monthly base rent will be $38,962 per month for the first five years after the Closing Date; and

        The term of each lease will be fifteen years, and Buyer shall have two five-year extension options. Rent for years 6 through 10 under each lease will be increased by 10% over rent for the first five years, and rent for years 11 through 15 will be increased by 10% over the rent for years 6 through 10. Rent in each option period will be increased by 10% over the rent for the prior five-year period. Under each lease the landlord will be responsible for maintenance and repair of the roof and other structural elements of the building, and the tenant will be responsible for maintenance and repair of other building components and parking areas and exterior lighting systems. Tenant will be responsible for property taxes and operating costs. Each lease will be substantially in the form of Exhibit 6.4. The parties may elect to have separate leases for each building, in which event the base rent above will be allocated between the buildings under each lease on a pro rata basis or on another basis mutually acceptable to the parties.

Section 6.5 Software Providers. Vault Star and DataFlex shall have consented in writing to Buyer's continued use of its software in connection with the Business for a transition period after the Closing.

Section 6.6 Evidence of Corporate Approval. Seller shall deliver certified copies of resolutions of its Board of Directors and stockholders pertaining to the authorization of this Agreement and the consummation of the transactions contemplated hereby, and a certificate executed by its secretary or assistant secretary as to the due election, qualification and incumbency and valid signature of the person or persons authorized to sign this Agreement or any document, instrument or certificate to be delivered hereunder.

Section 6.7 Encumbrances. Seller shall have delivered evidence reasonably satisfactory to Buyer of the satisfaction and release of any Encumbrances affecting, or security interests or liens encumbering, the Subject Assets.

Section 6.8 No Material Adverse Change. There shall have been no material adverse change in the Subject Assets (including, without limitation, loss of or damage to a material amount or part of the Subject Assets) or the results of operations (including operating cash flow) between June 30, 1996 and the Closing Date; provided that Seller's loss or prospective loss of storage under [NRCC Contracts] occasioned by this transaction shall in no event be deemed a material adverse change.

Section 6.9 Opinion of Seller's Counsel. Seller shall have delivered the opinion of Seller's counsel, Siegel, Brill, Greupner & Duffy, P. A., in the form of
Exhibit 6.9 hereto.

Section 6.10 Shelving. Seller shall have completed installation of, and paid for, the shelving program under which Seller planned to spend approximately $350,000 for additional shelving in the Hampshire Street building, a copy of which is attached hereto as Exhibit 6.10.

Section 6.11 HSR Act. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise terminated.

Section 6.12 Further Documents. Seller shall have executed and delivered to Buyer such documents, instruments, agreements, and certificates as may reasonably be needed to carry out the transactions contemplated by this Agreement, including such documents, instruments and agreements as Buyer's general counsel may reasonably request in connection therewith.



                    (ARTICLE VII COMMENCES ON THE NEXT PAGE)

                                  ARTICLE VII
                  CONDITIONS PRECEDENT TO OBLIGATION OF SELLER

The obligation of Seller to sell, assign, transfer and deliver the Subject Assets to Buyer hereunder and to carry out the other transactions contemplated hereby are, unless waived in writing by Seller, subject to the satisfaction at or prior to the Closing Date of the following conditions:

Section 7.1 Accuracy of Representations and Performance of Conditions. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made on and as of such Date; each and all of the conditions and covenants to be performed or satisfied by Buyer hereunder at or prior to the Closing Date shall have been duly performed or satisfied in all material respects; and Buyer shall have furnished Seller and with Buyer's certificate to that effect.

Section 7.2 Approval. Buyer shall deliver certified copies of resolutions adopted by Buyer's Board of Directors pertaining to the authorization of this Agreement and the consummation of the transactions contemplated herein, and a certificate executed by the secretary or assistant secretary of Buyer as to the due election, qualification and incumbency and valid signatures of its officers authorized to sign this Agreement or any document or certificates to be delivered under it.

Section 7.3 Absence of Certain Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or pending before any court or governmental or regulatory official or agency, in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending.

Section 7.4 Opinion of Buyer's General Counsel. Buyer's General Counsel shall have delivered his opinion in the form of Exhibit 7.4 hereto.

Section 7.5 HSR Act. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise terminated.

Section 7.6 Offers to Employ. Buyer shall have submitted written offers of employment to Michael Rabin and Richard K. Ladin for management positions in the acquired Business. Each offer will be for one year, with compensation at $104,000, and with a bonus potential of $36,000 based on meeting the 1997 operating budget, which will be agreed upon. Each agreement will provide for Buyer to pay a monthly expense amount of $500 to cover auto-related expenses and cellular telephone charges. Reasonable work-related travel and entertainment expenses will be reimbursed, and each will participate in Buyer's benefits programs customary for their positions.

Section 7.7 Further Documents. Buyer shall have executed and delivered to Seller such documents, instruments, agreements, and certificates as may reasonably be needed to carry out the transactions contemplated by this Agreement, including such documents, instruments, agreements as Seller's counsel may reasonably request in connection therewith.

                    (ARTICLE VIII COMMENCES ON THE NEXT PAGE)

                                  ARTICLE VIII
                                  THE CLOSING

Section 8.1 Closing and Closing Provisions. The Closing shall be effected by delivery of documents at the office of Siegel, Brill, Greupner & Duffy, 1300 Washington Square, Minneapolis, Minnesota 55401, and payment of the Purchase Price as provided herein or in such other manner and at such place as the parties may agree.

Section 8.2 Deliveries by Seller and Stockholders. At or prior to the Closing, Seller and Stockholders shall execute and deliver to Buyer all of the matters, certificates and other documents designated as conditions precedent and deliveries precedent to Buyer's obligation to close under this Agreement or to carry out the transactions contemplated hereby.

Section 8.3 Deliveries by Buyer. At the Closing Buyer shall deliver to Seller the Initial Payment of the Purchase Price, subject to adjustments as permitted by this Agreement, in the manner and form provided for in this Agreement, and all the certificates and other documents designated as conditions precedent and deliveries precedent to Seller's obligation to close under this Agreement.








                       (ARTICLE IX COMMENCES ON NEXT PAGE)

                                   ARTICLE IX
                              POST-CLOSING MATTERS

Section 9.1 Records of the Business. For a period of four years following the Closing Date or for such longer period as the statute of limitations applicable to claims for taxes relating to the Business for any period through the Closing Date shall be extended (through voluntary extension or otherwise), Buyer shall grant to Seller and its representatives, at Seller's request, access to and the right to make copies of those records and documents which report the conduct of the Business or the results thereof as may be necessary in connection with Seller's affairs or the Business, at Buyer's customary fees therefor. If Seller notifies Buyer that Seller requires retention of such records beyond four years, Seller shall have the right to take such records or pay Buyer's customary storage charges for such post-four-year period.

Seller shall, for at least two years after the Closing Date, retain copies of all records of the Business retained by Seller, and shall grant access thereto to Buyer upon reasonable request.

Section 9.2 Public Announcement. Except as provided in Section 5.2(b), no party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party; provided, however, that after the Closing the parties may (i) make appropriate announcements to customers of the Business, and (ii) make a public announcement to the effect that the transaction has occurred (without any financial information), each after consultation with, and approval of, the other party; and provided further that either party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities.

Section 9.3 Right of First Refusal. In the event that during the five-year period commencing with the Closing Date Buyer receives an offer to purchase the Business which Buyer intends to accept, Buyer shall so notify Seller in writing within ten (10) days after determination to accept such offer. Seller shall have fifteen (15) business days in which to deliver notice to Buyer that Seller elects to purchase the Business at the same price and upon the same terms as described in Buyer's notice, and Seller shall thereupon have the right and obligation to purchase the Business for such price and upon such terms. If Seller fails to exercise this right of first refusal within said period, Buyer may at any time thereafter within 180 days after the end of the fifteen-day period sell the Business upon the same or substantially similar terms and at the same price or within three percent thereof and this right of first refusal shall terminate upon any such sale. If the proposed sale of the Business is not consummated within the 180 day period, Seller shall again have a right of first refusal in connection with any offer which Buyer intends to accept. This right of first refusal shall not be exercisable by Seller upon a transfer by Buyer of the Business to any corporation, trust, partnership or other entity controlling, controlled by or under common control with Buyer, nor shall it apply to any sale of the Business together with other records storage businesses of Buyer as a single or integrated transaction, but this right of first refusal shall survive such transfer. This right of first offer may be exercised by Seller or any person designated by Seller.



                     (ARTICLE X COMMENCES ON THE NEXT PAGE)

                                   ARTICLE X
                                  TERMINATION


Section 10.1 Termination of Agreement. The parties may terminate this Agreement as provided below:

                      (i) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

                      (ii) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (A) in the event Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of 20 days after the notice of breach or (B) if the Closing shall not have occurred on or before December 31, 1996, by reason of the failure of any condition precedent under Article VI hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

                      (iii) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of 20 days after the notice of breach or (B) if the Closing shall not have occurred on or before December 31, 1996, by reason of the failure of any condition precedent under
Article VII hereof (unless the failure results primarily from Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

Section 10.2 Effect of Termination. If either party terminates this Agreement pursuant to Section 10.1, all rights and obligations of the parties hereunder, other than the confidentiality obligation set forth in Section 5.2, shall terminate without any liability of any party to any other party (except for any liability of any party then in breach). In addition, if the Agreement is terminated and the transactions contemplated hereby are not completed by December 31, 1996 because of the failure or inability of Seller to satisfy the four conditions set forth in Section 2.6(b), Buyer shall be entitled to return of the Escrow Deposit together with interest earned thereon.

Section 10.3 Risk of Loss. Prior to Closing the risk of loss, damage or destruction with respect to the Subject Assets shall be borne solely by Seller. If at the Closing Date the Subject Assets shall have suffered loss, damage or destruction to an extent which materially affects the value thereof, and such loss is not adequately covered by insurance or materially impairs Seller's ability to conduct the Business, Buyer shall have the right at its election to terminate this Agreement, or complete the transactions with such adjustment of the Purchase Price as may be agreed in good faith between Buyer and Seller.



                     (ARTICLE XI COMMENCES ON THE NEXT PAGE)

                                   ARTICLE XI
                                INDEMNIFICATION

Section 11.1 General Indemnification Obligation of Seller and Stockholders. From and after the Closing, Seller and Stockholders shall reimburse, indemnify and hold harmless Buyer and its successors and assigns (each an "Indemnified Buyer Party") against and in respect of:

                (a) any and all damages (excluding consequential damages, lost profits, lost business opportunities and incidental damages), losses, deficiencies, liabilities, costs and expenses (including assessments, legal fees, litigation costs, fines and judgments) incurred or suffered by any Indemnified Buyer Party that result from, relate to or arise out of:

                      (i) any and all liabilities and obligations of Seller of any nature whatsoever (including liabilities for Taxes) arising from or incurred in the operation of the Business prior to the Closing Date, except for those liabilities and obligations of Seller which Buyer specifically assumes pursuant to this Agreement;

                      (ii) other than as described at (iii) below, any and all actions, suits, claims or legal, administrative, arbitration, governmental or other proceedings or investigations against any Indemnified Buyer Party to the extent relating to Seller or the Business to the extent (and only to the extent) the reason therefor or subject thereof arose or occurred prior to the Closing Date or which result from or arise out of any action or inaction prior to the Closing Date of Seller or any director, officer, employee, agent, representative or subcontractor of Seller, except for those which Buyer specifically assumes pursuant to this Agreement;

                      (iii) any cost, claim, expense or liability (including legal fees and costs of litigation) which Buyer may incur or with which Buyer may be threatened in writing by a customer in excess of $2.00 per carton, linear foot of open-shelf files, disk pack or other storage unit in connection with lost, damaged or destroyed records of customers with which Seller did not, as of the Closing Date, have a contract which limited Seller's liability in the event of loss, damage or destruction to such amount, provided that Seller shall not be required to indemnify Buyer in respect of any loss, damage or destruction which
(i) relates to new cartons moved into the Leased Premises after the Closing Date, (ii) Seller is able to demonstrate occurred after the Closing Date or
(iii) occurs after Buyer has picked up, retrieved, moved or otherwise physically dealt with a lost, damaged or destroyed carton; and

                      (iv) any material misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of Seller under this Agreement, or any material misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Buyer at the Closing pursuant hereto.

                (b) The liability of the Stockholders hereunder shall be several and not joint. Each Stockholder's liability in respect of any claims hereunder shall be that proportionate share of the claim equal to the percentage of all the issued and outstanding stock of Seller owned by such Stockholder on the date hereof.

                Notwithstanding anything herein contained to the contrary, Seller and Stockholder shall have no obligations to Buyer under Section 11.1 with respect to any claim of which Buyer gives notice to Seller or Stockholder later than the last day of the twelfth month after the Closing Date, except with respect to (i) federal, state and local taxes where the applicable statute of limitations exceeds twelve months, in which case notice must be given not later than thirty (30) days following the expiration of the relevant statute of limitations, and (ii) claims related to consensual liens affecting the Subject Assets, with respect to which notice of claims may be given at any time within ninety days after such liens are discovered by Buyer.

                Notwithstanding any other provision herein contained, Seller and Stockholders shall not have any indemnification obligation with respect to the first $50,000 of total claims incurred under Section 11.1. In no event shall Seller's or Stockholders' indemnification obligation exceed the sum of $1,500,000, provided that there shall be no limit on indemnification obligations related to taxes or consensual liens affecting the Subject Assets.

                In case any event shall occur which would otherwise entitle either party to assert a claim for indemnification hereunder, no loss shall be deemed to have been sustained by such party to the extent of (i) any tax savings realized by such party with respect thereto, or (ii) any after-tax proceeds received by such party from any third party, including but not limited to any insurance carrier.

Section 11.2 General Indemnification Obligation of Buyer. From and after the Closing, Buyer will reimburse, indemnify and hold harmless Seller and Stockholders and their successors or assigns (an "Indemnified Seller Party") against and in respect of:

                (a) any and all damages (excluding consequential damages, lost profits, lost business opportunities and incidental damages), losses, deficiencies, liabilities, costs and expenses (including assessments, legal fees, litigation costs, fines and judgments) incurred or suffered by any Indemnified Seller Party that result from, relate to or arise out of:

                      (i) any and all liabilities and obligations of Seller which have been specifically assumed by Buyer pursuant to this Agreement;

                      (ii) any and all liabilities and obligations arising from or incurred in the operation of the Business after the Closing Date;

                      (iii) any and all actions, suits, claims or legal, administrative, arbitration, governmental or other proceedings or investigations against any Indemnified Seller Party to the extent relating to Buyer or the Business to the extent (and only to the extent) the reason therefor or subject thereof arose or occurred after the Closing Date or which result from or arise out of any action or inaction after the Closing Date of Buyer or any director, officer, employee, agent, representative or subcontractor of Buyer; and

                      (iv) any material misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of Buyer under this Agreement, or any material misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Seller pursuant hereto or in connection with the negotiation, execution or performance of this Agreement.

                Notwithstanding anything herein contained to the contrary, Buyer shall have no obligations to Seller or Stockholders under Section 11.2(a)(iv) with respect to any claim of which Seller gives notice to Buyer later than the last day of the twelfth month after the Closing Date.

                In case any event shall occur which would otherwise entitle either party to assert a claim for indemnification hereunder, no loss shall be deemed to have been sustained by such party to the extent of (i) any tax savings realized by such party with respect thereto, or (ii) any after-tax proceeds received by such party from any third party, including but not limited to any insurance carrier.

Section 11.3 Method of Asserting Claims, Etc. In the event that any claim or demand for which Seller or Stockholders (the "Indemnifying Party") would be liable to an Indemnified Buyer Party hereunder is asserted against or sought to be collected from an Indemnified Buyer Party by a third party, the Indemnified Buyer Party shall promptly notify Seller of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible, which estimate shall not be conclusive of the final amount of such claim and demand (the "Claim Notice"). Indemnifying Party shall have thirty days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnified Buyer Party (A) whether or not it disputes its liability to the Indemnified Buyer Party hereunder with respect to such claim or demand and (B) notwithstanding any such dispute, whether or not it desires, at its sole cost and expense, to defend the Indemnified Buyer Party against any such claim or demand.

                (a) If Indemnifying Party disputes its obligation to indemnify Buyer with respect to such claim or demand or the amount thereof (whether or not Indemnifying Party desires to defend the Indemnified Buyer Party against such claim or demand as provided in paragraphs (b) and (c) below), such dispute shall be resolved in accordance with Section 11.5 hereof. Pending the resolution of any dispute by Indemnifying Party of its liability with respect to any claim or demand, such claim or demand shall not be settled without the prior written consent of both Buyer and Seller, which consent shall not be unreasonably withheld or delayed.

                (b) In the event that Indemnifying Party notifies the Indemnified Buyer Party within the Notice Period that it desires to defend the Indemnified Buyer Party against such claim or demand then, except as hereinafter provided, Indemnifying Party shall have the right to defend the Indemnified Buyer Party, at the Indemnifying Party's sole cost and expense, by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by it to a final conclusion in such a manner as to avoid any risk of Indemnified Buyer Party becoming subject to further liability in respect of such matter; provided, however, Indemnifying Party shall not, without the prior written consent of the Indemnified Buyer Party (which consent shall not be unreasonably withheld or delayed), consent to the entry of any judgment against the Indemnified Buyer Party or enter into any settlement or compromise which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Buyer Party of a release, in form and substance satisfactory to the Indemnified Buyer Party, as the case may be, from all liability in respect of such claim or litigation. If any Indemnified Buyer Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense.

                (c) (i) If Indemnifying Party elects not to defend the Indemnified Buyer Party against such claim or demand, whether by not giving the Indemnified Buyer Party timely notice as provided above or otherwise, then the amount of any such claim or demand as reduced to judgment or settlement, or if the same be defended by Indemnifying Party or by the Indemnified Buyer Party (but none of the Indemnified Buyer Party shall have any obligation to defend any such claim or demand), then that portion thereof as to which such defense is unsuccessful, in each case, shall be conclusively deemed to be a liability of Indemnifying Party hereunder, unless Indemnifying Party shall have disputed its liability to the Indemnified Buyer Party hereunder, as provided in (a) above, in which event such dispute shall be resolved as provided in Section 11.5 hereof.

                      (ii) In the event an Indemnified Buyer Party should have a claim against Indemnifying Party hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Buyer Party shall promptly send a Claim Notice with respect to such claim to Indemnifying Party. If Indemnifying Party disputes its liability with respect to such claim or demand, such dispute shall be resolved in accordance with Section 11.5 hereof.

                (d) All claims for indemnification by an Indemnified Seller Party under this Agreement shall be asserted and resolved under the procedures set forth above substituting in the appropriate place "Indemnified Seller Party" for "Indemnified Buyer Party", "Buyer" for "Indemnifying Party" and variations thereof.

Section 11.4 Payment. Upon the determination of liability under Section 11.3 or
11.5 hereof, the appropriate party shall pay to the other, as the case may be, within ten days after such determination, the amount of any claim for indemnification made hereunder. In the event that the indemnified party is not paid in full for any such claim pursuant to the foregoing provisions promptly after the other party's obligation to indemnify has been determined in accordance herewith, it shall have the right, notwithstanding any other rights that it may have against any other person, firm or corporation, to set off the unpaid amount of any such claim against any amounts owed by it under any agreements entered into pursuant to this Agreement. Upon the payment in full of any claim, either by setoff or otherwise, the entity making payment shall be subrogated to the rights of the indemnified party against any person, firm or corporation with respect to the subject matter of such claim.

Section 11.5    Arbitration.

                      (i) All disputes under this Article XI or otherwise arising under this Agreement shall be settled by arbitration in Minneapolis, Minnesota, before three arbitrators pursuant to the rules of the American Arbitration Association. Arbitration may be commenced at any time by any party hereto giving written notice to each other party to a dispute that such dispute has been referred to arbitration under this Section 11.5. The arbitrators shall be selected by the joint agreement of Seller and Buyer, but if they do not so agree within 20 days after the date of the notice referred to above, the selection shall be made pursuant to the rules from the panels of arbitrators maintained by such Association. Any award rendered by the arbitrators shall be conclusive and binding upon the parties hereto and not subject to appeal; provided, however, that any such award shall be accompanied by a written opinion of the arbitrators giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrators in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. In any such action the arbitrators shall be specifically authorized to award all or a portion of its attorneys' fees and costs to a prevailing party or to cause such party to bear his or its own fees and costs.

                      (ii) To the extent that arbitration may not be legally permitted by applicable law or statute, and the parties to any dispute hereunder do not at the time of such dispute mutually agree to submit such dispute to arbitration, any party may commence a civil action in a court of appropriate jurisdiction to solve disputes hereunder. Nothing contained in this Section 11.5 shall prevent the parties from settling any dispute by mutual agreement at any time.

Section 11.6 Compliance with Bulk Sales Law. Buyer and Seller hereby waive compliance by Seller with the bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement. Seller and Stockholders shall indemnify Buyer from, and hold it harmless against, any liabilities, damages, costs and expenses resulting from or arising out of (i) the parties' failure to comply with any of such laws in respect of the transactions contemplated by this Agreement, or (ii) any action brought or levy made as a result thereof, other than those liabilities which have been expressly assumed, on such terms as expressly assumed, by Buyer pursuant to this Agreement.

Section 11.7 Other Rights and Remedies Not Affected. Except as otherwise specifically provided, the indemnification rights of the parties under this
Article XI are such parties' sole rights and remedies under this Agreement and with respect to disputes arising herefrom, and are in lieu of, and not in addition to, rights and remedies a party may otherwise have at law or in equity.


                    (ARTICLE XII COMMENCES ON THE NEXT PAGE)

                                  ARTICLE XII
                            MISCELLANEOUS PROVISIONS

Section 12.1 Commissions. Each party represents and warrants that it has dealt with no broker or finder in connection with this Agreement and, insofar as it knows, no broker or other person is entitled to any commission or finder's fee in connection with the consummation of the transactions contemplated by this Agreement.

Section 12.2 Expenses. Except as otherwise provided herein, each of the parties shall pay all costs and expenses incurred or to be incurred by it in the negotiation and preparation of this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

Section 12.3 Headings; Schedules. The subject headings of the sections and subsections of this Agreement are included only for purposes of convenience, and shall not affect the construction or interpretation of any of its provisions. Any disclosure made by Seller in a Schedule hereto shall be deemed a disclosure on all Schedules hereto.

Section 12.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures on this Agreement delivered by fax or telecopier shall be considered original signatures for purposes of effectiveness of this Agreement.

Section 12.5 Rights of Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action against any party to this Agreement.

Section 12.6 Assignment. Except as provided in the following paragraph, the rights and obligations of the parties to this Agreement or any interest in this Agreement shall not be assigned, transferred, hypothecated, pledged or otherwise disposed of without the prior written consent of the nonassigning party which consent may be withheld in such party's sole discretion.

Buyer shall have the right to assign to a wholly-owned subsidiary of Buyer its rights and obligations under this Agreement; provided that such assignment shall not release Buyer from its obligations hereunder, and Buyer shall remain fully liable for all of Buyer's obligations hereunder, including without limitation the payment of the entire Purchase Price (including contingent elements thereof).

Section 12.7 Survival of Representations and Warranties. All representations, warranties, covenants and agreements shall survive the Closing until the end of the twelfth month after the Closing Date, except for ongoing agreements to indemnify the other party for post-Closing actions.

Section 12.8 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if delivered by telecopier (with notice of receipt), or if served personally on the party to whom notice is to be given; or if delivered by overnight private carrier, on the date of delivery; or on the third day after mailing if mailed to the party to whom notice is to be given by first class mail, certified, postage prepaid, and properly addressed as following:

To Seller:

        Mohawk Business Record Storage, Inc.
        9715 James Avenue South
        Minneapolis, Minnesota  55431-2577
        Attention:  Richard K. Ladin, Chief Executive Officer
        Telecopier:  (612) 888-8445

With a copy (which shall not constitute notice but which is nonetheless required for notice) to:

        James P. Greupner, Esq.
        Siegel, Brill, Greupner & Duffy, P. A.
        1300 Washington Square
        100 Washington Avenue South
        Minneapolis, Minnesota  55401
        Telecopier: (612) 330-6501

To Buyer:

        Iron Mountain Records Management, Inc.
        745 Atlantic Avenue
        10th Floor
        Boston, Massachusetts  02111-2735
        Attention:  John F. Kenny, Jr.
        Telecopier:  (617) 350-7881

With a copy (which shall not constitute notice but which is nonetheless required for notice) to:

        Garry B. Watzke, Esq.
        745 Atlantic Avenue
        10th Floor
        Boston, Massachusetts  02111-2735
        Telecopier:  (617) 350-7881

Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set for above. If Seller notifies Buyer after the Closing that Seller has been dissolved, Seller may direct Buyer to send notices to a designated representative of the Stockholders.

Section 12.9 Applicable Law and Remedies. The terms, conditions and other provisions of this Agreement and any documents or instruments delivered in connection with it shall be governed and construed according to the internal laws of the State of Minnesota (other than the choice of law rules thereof) except as to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters, the jurisdiction under which such entity derives its powers shall govern. All remedies at law, in equity, by statute or otherwise shall be cumulative and may be enforced concurrently or from time to time and, subject to the express terms of this Agreement, the election of any remedy or remedies shall not constitute a waiver of the right to pursue any other available remedies. The parties agree that all disputes arising under this Agreement shall be settled through arbitration procedures as described in
Section 11.5.

Section 12.10 Additional Instruments and Assistance. Each party hereto shall from time to time execute and deliver such further instruments, provide additional information and render such further assistance as the other party or its counsel may reasonably request in order to complete and perfect the transactions contemplated herein.

Section 12.11 Severability. If any provision of this Agreement is held or deemed to be invalid or unenforceable to any extent when applied to any person or circumstance, such invalidity or unenforceability shall not affect the remaining provisions of this Agreement; the remaining provisions hereof and the enforcement of such provision with respect to other persons or circumstances, or to another extent, shall not be affected thereby and each provision hereof shall be enforced to the fullest extent allowed by law. Moreover, the invalid or inoperative provision shall be reformed and construed so that it shall be valid and enforceable to the maximum extent permitted.

Section 12.12 Pronouns and Terms. In this Agreement, the singular shall include the plural, the plural the singular, and the use of any gender shall include all genders.

Section 12.13 Taxes. The party which customarily bears the economic burden thereof shall pay any Minnesota sales taxes imposed on the transaction. Buyer shall pay any other transfer and conveyance taxes and title, recording, transfer and similar fees payable or assessable in connection with the sale and transfer contemplated by this Agreement. Buyer and Seller shall each pay its portion prorated as of the Effective Time of state and local ad valorem taxes on the Business.

Seller's federal tax identification number is 41-1269120.

Buyer's federal tax identification number is 04-3038590.

Section 12.14 Disclosure. No representation or warranty made by either party in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement of facts contained within it not materially misleading.

Section 12.15 Entire Agreement, Amendments and Waivers. This Agreement, together with all Exhibits and Schedules hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties (including the letter of intent dated July 12, 1996), and there are no representations, warranties or other agreements among the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

        IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the date first above written.


Mohawk Business Record Storage, Inc.     Iron Mountain Records Management, Inc.





By _______________________________       By ___________________________________
        Richard K. Ladin                           C. Richard Reese
        Chief Executive Officer                    Chief Executive Officer



Stockholders:



- ----------------------------------
Michael M. Rabin




- ----------------------------------
Richard K. Ladin




- ----------------------------------
Herman Ladin




- ----------------------------------
Sidney Ladin